Exhibit 99.1

CoBiz Financial Reports Third Quarter 2009 Results

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.5 billion in assets, announced a net loss of $6.7 million for the third quarter of 2009 from core operations, excluding a pre-tax goodwill impairment of $12.5 million (see the accompanying reconciliation of Non-GAAP Measures to GAAP).  The net loss available to common shareholders from core operations was $0.23 per diluted common share, excluding noncash charges from goodwill impairment of $0.27 per diluted share (see the accompanying reconciliation of Non-GAAP Measures to GAAP). Including these charges, the third quarter net loss applicable to common shareholders was $16.7 million, or $0.50 per diluted share.

Financial Performance — Third Quarter 2009

•      During the third quarter, the Company completed a successful common equity placement of $55.8 million, net of expenses. The offering brought the tangible shareholders’ equity ratio to 9.04% and the tangible common equity ratio to 6.60% at the end of the third quarter of 2009 from 6.95% and 4.51%, respectively, at June 30, 2009 (see the accompanying reconciliation of Non-GAAP Measures to GAAP).

•      During the third quarter, the Company eliminated all goodwill from its balance sheet, and recognized a $12.5 million noncash, goodwill impairment charge related to non-banking activities. For the full year, the company has recorded $46.2 million in goodwill impairment charges. The charge has no impact on our liquidity position, tangible capital or regulatory capital.

•      The provision for loan and credit losses for the third quarter decreased by $14.9 million, or 42.5% from the second quarter of 2009 to $20.2 million. The third quarter provision covered 144% of net charge-offs ($14.0 million) for the period. The resulting allowance for loan and credit losses (Allowance) increased to 4.35% of total loans. For the year, the loan and credit loss provision was $89.2 million and 176% of year-to-date net charge-offs.

•      Nonperforming assets ended the quarter at $98.2 million, or 3.87% of total assets, up slightly from $93.9 million or 3.70% of total assets at June 30, 2009.

•      The net interest margin increased to 4.40% for the third quarter of 2009, from 4.38% in the second quarter of 2009.  The net interest margin increased 30 basis points (0.30%) from 4.10% in the third quarter of 2008.

•      During the third quarter, net interest income increased by $1.3 million or 5.6% over the comparable quarter in 2008 to $25.6 million.  For the nine months ended September 2009, net interest income increased by $8.7 million or 12.5% to $78.4 million.

•      The Company recognized a $0.9 million, pre-tax loss on securities, other assets and OREO as compared to $1.7 million in the second quarter of 2009.

•      Loans outstanding as of September 30, 2009, decreased by $71.8 million to $1.9 billion from June 30, 2009 (linked-quarter).

•      Deposits and customer repurchase agreements (Customer Repo’s) increased by $181.5 million on a linked-quarter basis, or 38.3% annualized. Deposits and Customer Repo’s excluding wholesale brokered sources (Customer Funding) increased by $212.1 million on a linked-quarter basis, or 46.4% annualized. Year-over-year, Customer Funding increased by $268.3 million or 15.3%.

•      Total noninterest-bearing demand accounts represented 27.1% of total deposits as of September 30, 2009, compared to 25.3% at the prior-year period.

“We were very pleased to have successfully completed our equity offering during such a difficult environment for the industry, meaningfully increasing our tangible common equity levels,” said Chairman and CEO Steve Bangert. “The new equity, combined with some recent key hires, will enable us to continue building our franchise during these challenging times.”

“While problem asset levels remain elevated, I was encouraged by the significant decrease in credit costs from the prior quarter” said Bangert. “Although we are seeing some evidence that asset quality is starting to stabilize, we felt it prudent to continue building a strong Allowance coverage.  Our current Allowance of 4.35% is one of the highest in the industry, and remains over 100% of our nonperforming loans.

Loan demand was disappointing during the quarter, however, our Bankers made considerable progress in building market share by attracting and building depository relationships. With our liquidity at record levels, and the new capital, I am excited about the possibilities for our franchise when the economic recovery takes hold.  The ultimate decrease in credit costs, combined with an increase in market share, should translate into significant earnings momentum as our existing client-base begins to borrow again” said Bangert.

Loans

Loans for Colorado Business Bank and Arizona Business Bank, collectively the Bank, ended the period just under $1.9 billion, a decrease of $71.8 million, or 14.6%, annualized, over June 2009. Total credit extended this quarter was $126.6 million. The Company extended $49.2 million of credit to new client relationships and $77.4 million in loan advances during the third quarter which was offset by a higher level of pay-downs and maturities.

Year-to-date, loans have decreased by $151.3 million, or 10% annualized. Although we continue to actively market new relationships, we have seen a significant decrease in quality loan demand in our markets.

Overall, Commercial and Industrial (C&I) loans comprised $579.5 million of the total portfolio as of September 2009 compared to $621.1 million or 31.0% a year earlier. Commercial Real Estate accounted for 45.7%, with owner/occupied properties comprising just over half of this category or 23.0% of total loans. Land acquisition and development loans (A&D) decreased to $179.0 million or 9.5% of the total portfolio at the end of third quarter from $243.3 million a year ago.  Construction loans, excluding A&D, accounted for $165.9 million or 8.8% of the portfolio at September 30, 2009 as compared to $218.1 million a year ago.

Investment Securities

The Company recognized a $0.5 million pretax Other Than Temporary Impairment (OTTI) valuation loss during the third quarter of 2009 (approximately 0.10% of the investment portfolio). The valuation loss related to two private label, mortgage-backed securities (MBS), one of which was previously deemed to have an OTTI.

The Company had investment securities with a carrying value totaling $483.9 million at September 30, 2009, an increase of $33.9 million from the prior quarter. The portfolio consists primarily of mortgage-backed securities, the overwhelming majority backed by U.S. government agencies. These securities had a net book value of $391.6 million and a market value of $405.7 million at quarter end. The remaining MBS are non-agency, private-label securities with a net book value of $5.6 million and a market value of $2.6 million. At September 30, 2009, the Company had $25.0 million in U.S. Government Agencies, which were purchased during the third quarter.  Investments also include $21.8 million of single-issuer trust preferred securities backed by 14 different financial institutions and $25.5 million of corporate debt securities issued primarily by six S&P 500 companies. The fair value of these securities was $47.6 million at September 30, 2009. The portfolio does not contain any collateralized debt obligations (CDOs) or securities backed by sub-prime mortgage loans.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $2.1 billion, an increase of $181.6 million from the same period in 2008, or 9.7%. On a linked-quarter basis, Deposit and Customer Repo balances increased by $181.5 million. Customer Funding (excluding brokered deposits from non-relationship sources) increased $212.1 million on a linked-quarter basis and $268.3 million from the prior year period. The quarterly growth was well diversified, with 63 separate relationships having balance increases of more than $1 million.  The second quarter of 2009 had 60 relationships with increases of over $1 million.  The strong growth in core deposits is the result of a consistent, focused marketing effort by our business development officers.

Total noninterest-bearing demand accounts represented 27.1% of total deposits as of September 30, 2009, as compared to 25.3% at the prior-year period.

Allowance for Loan and Credit Losses and Credit Quality

The rate of increase of nonperforming assets (NPAs) slowed considerably during the third quarter: NPAs increased by $4.3 million, or 4.6% from $93.9 million in June 2009 to $98.2 million at September 2009. Total nonperforming loans (NPLs) increased to $75.7 million as of September 30, 2009, from $67.4 million at June 30, 2009. NPLs to total loans increased to 4.03% at the end of the current quarter, from 3.45% as of the end of the prior linked-quarter. Other Real Estate Owned acquired through foreclosure (OREO) decreased by $4.0 million during the period to $22.5 million.

Of the total, 57% of NPAs, or $55.9 million, are within the Colorado portfolio and 43%, or $42.3 million, are in Arizona. Land A&D and Construction loans continue to exhibit the greatest weakness with 17.0% and 4.3%, respectively, of total loans in their category on nonaccrual status. Nonaccruing C&I and Real Estate loans remained manageable at 2.2% and 2.5%, respectively. Of the $22.5 million of OREO, $14.7 million, or 65%, was located in Colorado and $7.8 million, or 35%, was located in Arizona.

Our third quarter loan and credit loss provision of $20.2 million decreased by 42.5% or $14.9 million from the second quarter and 40.4% or $13.7 million from the first quarter of 2009. The Company charged-off (net of recoveries) $14.0 million in loans during the third quarter of 2009 and $50.6 million in the first nine months of 2009. Overall, the Company provided $38.6 million more in provision for loan and credit losses than it has charged-off during the year. As a result, the Allowance increased to $81.7 million as of September 30, 2009, from $43.1 million as of December 31, 2008. The Company’s Allowance to total loans held for investment increased to 4.35% as of September 30, 2009, from 2.12% as of December 31, 2008. The Allowance was nearly 108% of NPLs at September 30, 2009.

Shareholders’ Equity and Regulatory Capital

During the third quarter, the Company successfully completed a follow-on offering of its common stock, enhancing its already strong regulatory capital position and significantly improving its tangible common equity ratio.  The company raised $59.4 million, gross of transaction expenses. As of the end of the third quarter, total Shareholders’ Equity was $234.1 million. The Company’s total tangible shareholders’ equity was $229.0 million. The offering brought the tangible shareholders’ equity ratio to 9.04% and the tangible common equity ratio to 6.60% at the end of the third quarter of 2009 from 6.95% and 4.51%, respectively, at June 2009 (see the accompanying Reconciliation of Non-GAAP Measures to GAAP).

As of September 30, 2009, the Company was significantly in excess of what is considered “Well-Capitalized” with an expected Tier 1 Capital ratio of 13.95%, and Total Capital ratio of 16.25%. Under the risk-based capital guidelines, the Allowance qualifies as Tier 2 equity up to 1.25% of risk-weighted assets. Consequently, due to the level of the Company’s provisioning for loan losses, approximately $55.1 million of Allowance was disallowed at September 30, 2009, under the risk-based capital rules, which equated to 2.66% of risk-weighted assets.

Net Interest Income & Margin

Net interest income on a tax equivalent basis for the third quarter of 2009 increased to $25.8 million from $24.4 million for the third quarter of 2008, a 5.4% increase. Net interest income on a tax equivalent basis was $26.4 million for the second quarter of 2009. During the current quarter, our net interest margin (NIM) on a tax equivalent basis expanded to 4.40% vs. 4.10% as of the third quarter of 2008 and increased by two basis points (0.02%) on a linked-quarter basis. Nonaccrual loans adversely affect our reported NIM by approximately 20 basis points.

Average earning assets decreased by $97.0 million on a linked-quarter basis, mainly due to a decrease in average loans of $92.0 million and an increase in average Allowance of $7.2 million (which the Company includes in its interest-earning assets as a contra-asset account). Average Customer Funding increased $106.1 million from the prior linked-quarter. The combined impact of the average earning asset decrease and Customer Funding increase resulted in a short-term wholesale funding decrease of $210.3 million on a linked-quarter basis.

Yields on average earning assets were up slightly in the third quarter of 2009 on a linked-quarter basis, increasing by a 3 basis points (0.03%). Rates paid on average interest-bearing liabilities decreased 2 basis points (0.02%) compared to the second quarter of 2009.

Noninterest Income

Noninterest income decreased by $1.1 million on a linked-quarter basis to $7.0 million for the third quarter. Noninterest income was $9.4 million in the third quarter of 2008. As a percentage of total operating revenue, noninterest income was 21.4% for the third quarter of 2009 vs. 28.0% for the prior-year quarter.

On a linked-quarter basis, the third quarter was negatively impacted by a $0.3 million decrease in earnings on equity method investments and a $0.6 million decrease in earnings on our customer swap products.

In general, all of our business segments continue to be negatively impacted by current market conditions. Our Insurance Segment’s revenues have been adversely affected by a continued soft premium market for P&C insurance; the decline in the broader equity market has negatively impacted Investment Advisory earnings; and Investment Banking transactions have been curtailed due to market uncertainty and valuation issues.

Operating Expenses

Noninterest expenses for the third quarter of 2009 were $23.5 million as compared to $24.3 million for the second quarter of 2009. Noninterest expenses for the third quarter of 2008 were $21.7 million.

Salaries and employee benefits increased by $0.3 million on a linked-quarter basis to $13.4 million. Cost-containment initiatives implemented in the second quarter, primarily reductions to incentive compensation and 401(k) expenses, have worked to offset increases in salaries as the company continues to attract lending and management talent.

Other operating expenses were relatively stable on a linked-quarter basis as FDIC insurance cost decreases of $1.1 million due to the special assessment by the FDIC in the second quarter were offset by loan workout expense increases of $1.1 million.  Compared to the third quarter 2008, other expense rose by $2.0 million, an increase primarily driven by higher FDIC costs of $0.7 million and higher loan workout expenses of $1.6 million. FDIC insurance costs and loan workout expenses respectively totaled $1.0 million and $1.8 million during the third quarter of 2009.

Overall, the Company’s third quarter operating expenses decreased by $0.8 million compared with the second quarter.  The Company’s efficiency ratio for the first nine months of 2009 was 67.6%, a step back from the prior-year period ratio of 66.2%.

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, October 23, 2009, at 9:00 am MDT with Steve Bangert, CoBiz chairman and CEO. The call can be accessed via the Internet at http://www.videonewswire.com/event.asp?id=62792 or by telephone at 877.493.9121, (conference ID #34736946).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where Management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

Sue Hermann 303.312.3488

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.5 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would”, “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•      Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•      Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•      Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•      Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•      Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•      Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•      The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•      Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•      Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•      Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
INCOME STATEMENT DATA
Interest income	$32,102	$36,052	$98,477	$109,088
Interest expense	6,515	11,814	20,085	39,376
NET INTEREST INCOME BEFORE PROVISION	25,587	24,238	78,392	69,712
Provision for loan losses	20,262	5,335	89,258	16,352
NET INTEREST INCOME AFTER PROVISION	5,325	18,903	(10,866)	53,360
Noninterest income	6,979	9,422	21,135	28,723
Noninterest expense	23,503	21,703	71,407	66,085
Impairment of goodwill	12,463	—	46,160	—
INCOME (LOSS) BEFORE INCOME TAXES	(23,662)	6,622	(107,298)	15,998
Provision (benefit) for income taxes	(7,919)	2,422	(28,587)	5,712
NET INCOME (LOSS)	(15,743)	4,200	(78,711)	10,286
Net (income) loss attributable to noncontrolling interest	—	(37)	208	(345)
NET INCOME (LOSS) ATTRIBUTABLE TO COBIZ FINANCIAL	$(15,743)	$4,163	$(78,503)	$9,941

Preferred stock dividends	(935)	—	(2,797)	—
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(16,678)	$4,163	$(81,300)	$9,941

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$(0.50)	$0.18	$(3.05)	$0.43
DILUTED	$(0.50)	$0.18	$(3.05)	$0.43
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	33,581	23,104	26,688	23,063
DILUTED	33,581	23,232	26,688	23,240

COMMON SHARES OUTSTANDING AT PERIOD END (in thousands)			36,694	23,361
BOOK VALUE PER COMMON SHARE			$4.70	$8.33

PERIOD END BALANCES
Total Assets			$2,537,665	$2,606,107
Loans			1,878,125	2,001,685
Loans held for sale			1,844	—
Goodwill and Intangible Assets			5,078	51,658
Deposits			1,933,418	1,737,262
Subordinated Debentures			93,150	92,550
Common Shareholders’ Equity			172,338	194,523
Total Shareholders’ Equity			234,080	194,523
Interest-Earning Assets			2,355,281	2,421,375
Interest-Bearing Liabilities			1,728,059	1,951,678

BALANCE SHEET AVERAGES
Average Assets			$2,585,178	$2,483,357
Average Loans			1,985,641	1,893,407
Average Deposits			1,729,468	1,754,675
Average Subordinated Debentures			93,150	74,742
Average Shareholders’ Equity			236,051	194,890
Average Interest-Earning Assets			2,405,281	2,313,088
Average Interest-Bearing Liabilities			1,860,250	1,838,793

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2009	2008	2009	2008

PROFITABILITY MEASURES
Net Interest Margin	4.40%	4.10%	4.39%	4.06%
Efficiency Ratio	69.33%	61.28%	67.61%	66.19%
Return on Average Assets	-2.48%	0.65%	-4.06%	0.54%
Return on Average Shareholders’ Equity	-25.11%	8.49%	-44.46%	6.81%
Noninterest Income as a Percentage of Operating Revenues	21.43%	27.99%	21.24%	29.18%

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest			$3,949	$1,650
Nonaccrual loans			71,785	22,254
Total nonperforming loans			$75,734	$23,904
OREO & Repossessed Assets			22,452	7,008
Total nonperforming assets			$98,186	$30,912

Charge-offs			$(52,835)	$(8,819)
Recoveries			2,225	127
Net Charge-offs			$(50,610)	$(8,692)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets			3.87%	1.19%
Nonperforming Loans to Total Loans			4.03%	1.19%
Nonperforming Loans and OREO to Total Loans and OREO			5.16%	1.54%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)			4.35%	1.40%
Allowance for Loan and Credit Losses to Nonperforming Loans			107.86%	116.98%

				Total	NPAs as a
NONPERFORMING ASSETS BY MARKET	Colorado	Arizona	Total	in Category	% of Total
Commercial	$7,851	$4,814	$12,665	$579,524	2.19%
Term Real Estate	13,423	8,315	21,738	859,329	2.53%
Land Acquisition & Development	13,328	17,051	30,379	178,949	16.98%
Construction	5,081	1,973	7,054	165,923	4.25%
Consumer	1,520	5	1,525	82,021	1.86%
Other Loans	—	2,373	2,373	14,223	16.68%
Other Real Estate Owned	14,657	7,795	22,452	22,452
NPAs	$55,860	$42,326	$98,186	$1,902,421	5.16%

Total Loans	$1,200,694	$679,275	$1,879,969
Total Loans and OREO	1,215,351	687,070	1,902,421

Nonperforming Loans to Loans	3.43%	5.08%	4.03%
Nonperforming Loans and OREO to Total Loans and OREO	4.60%	6.16%	5.16%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands, except per share amounts)	Banking	Services	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended September 30, 2009	$26,404	$2	$(6)	$(4)	$(809)	$25,587
Quarter ended June 30, 2009	27,330	1	(3)	(4)	(1,098)	26,226
Annualized quarterly growth	(13.4)%	396.7%	(396.7)%	.0%	104.4%	(9.7)%

Quarter ended September 30, 2008	$25,516	$11	$—	$(2)	$(1,287)	$24,238
Annual growth	3.5%	(81.8)%	(100.0)%	(100.0)%	37.1%	5.6%

Noninterest income
Quarter ended September 30, 2009	$2,311	$476	$1,292	$3,019	$(119)	$6,979
Quarter ended June 30, 2009	2,773	399	1,308	2,795	760	8,035
Annualized quarterly growth	(66.1)%	76.6%	(4.9)%	31.8%	(458.9)%	(52.1)%

Quarter ended September 30, 2008	$3,048	$1,062	$1,517	$3,743	$52	$9,422
Annual growth	(24.2)%	(55.2)%	(14.8)%	(19.3)%	(328.8)%	(25.9)%

Net income
Quarter ended September 30, 2009	$(4,587)	$(2,408)	$(2,780)	$(4,465)	$(1,503)	$(15,743)
Quarter ended June 30, 2009	(13,808)	(376)	(325)	(202)	(1,100)	(15,811)
Annualized quarterly growth	264.9%	(2,144.1)%	(2,996.9)%	(8,372.8)%	(145.4)%	1.7%

Quarter ended September 30, 2008	$5,292	$(235)	$(140)	$25	$(779)	$4,163
Annual growth	(186.7)%	(924.7)%	(1,885.7)%	(17,960.0)%	(92.9)%	(478.2)%

Earnings per share (diluted)
Quarter ended September 30, 2009	$(0.14)	$(0.07)	$(0.08)	$(0.13)	$(0.08)	$(0.50)
Quarter ended June 30, 2009	(0.60)	(0.02)	(0.01)	(0.01)	(0.08)	(0.72)
Annualized quarterly growth	304.2%	(991.8)%	(2,777.2)%	(4,760.9)%	.0%	121.2%

Quarter ended September 30, 2008	$0.23	$(0.01)	$(0.01)	$—	$(0.03)	$0.18
Annual growth	(160.9)%	(600.0)%	(700.0)%	(100.0)%	(166.7)%	(377.8)%

Total loans
At September 30, 2009						$1,879,969
At June 30, 2009						1,951,775
Annualized quarterly growth						(14.6)%

At September 30, 2008						$2,001,685
Annual growth						(6.1)%

Total deposits and customer repurchase agreements
At September 30, 2009						$2,059,080
At June 30, 2009						1,877,593
Annualized quarterly growth						38.3%

At September 30, 2008						$1,877,526
Annual growth						9.7%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2009	2009	2009	2008	2008

COMMERCIAL BANKING
Income Statement
Total interest income	$31,901	$32,820	$33,508	$35,780	$36,012
Total interest expense	5,497	5,490	5,699	8,603	10,496
Net interest income	26,404	27,330	27,809	27,177	25,516
Provision for loan losses	19,838	35,249	33,747	23,444	5,335
Net interest income (loss) after provision	6,566	(7,919)	(5,938)	3,733	20,181
Noninterest income	2,311	2,773	1,929	1,475	3,048
Noninterest expense	8,231	10,323	23,490	9,184	8,485
Income (loss) before income taxes	646	(15,469)	(27,499)	(3,976)	14,744
Provision (benefit) for income taxes	14	(4,768)	(4,813)	(1,994)	5,680
Net income (loss) before management fees and overhead allocations	$632	$(10,701)	$(22,686)	$(1,982)	$9,064
Management fees and overhead allocations, net of tax	5,219	3,107	5,105	4,740	3,772
Net income (loss)	$(4,587)	$(13,808)	$(27,791)	$(6,722)	$5,292

INVESTMENT BANKING
Income Statement
Total interest income	$2	$1	$3	$8	$11
Total interest expense	—	—	—	—	—
Net interest income	2	1	3	8	11
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	2	1	3	8	11
Noninterest income	476	399	104	504	1,062
Noninterest expense	4,203	955	3,146	1,142	1,369
Income (loss) before income taxes	(3,725)	(555)	(3,039)	(630)	(296)
Provision (benefit) for income taxes	(1,347)	(209)	(1,755)	(247)	(102)
Net income (loss) before management fees and overhead allocations	$(2,378)	$(346)	$(1,284)	$(383)	$(194)
Management fees and overhead allocations, net of tax	30	30	38	34	41
Net income (loss)	$(2,408)	$(376)	$(1,322)	$(417)	$(235)

INVESTMENT ADVISORY AND TRUST
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	6	3	—	3	—
Net interest income	(6)	(3)	—	(3)	—
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(6)	(3)	—	(3)	—
Noninterest income	1,292	1,308	1,224	1,413	1,517
Noninterest expense	4,773	1,698	4,736	1,255	1,570
Income (loss) before income taxes	(3,487)	(393)	(3,512)	155	(53)
Provision (benefit) for income taxes	(794)	(152)	(153)	51	7
Net income (loss) before management fees and overhead allocations	$(2,693)	$(241)	$(3,359)	$104	$(60)
Management fees and overhead allocations, net of tax	87	84	111	66	80
Net income (loss)	$(2,780)	$(325)	$(3,470)	$38	$(140)

INSURANCE
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	4	4	2	4	2
Net interest income	(4)	(4)	(2)	(4)	(2)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(4)	(4)	(2)	(4)	(2)
Noninterest income	3,019	2,795	3,384	3,594	3,743
Noninterest expense	8,938	2,966	16,512	3,353	3,488
Income (loss) before income taxes	(5,923)	(175)	(13,130)	237	253
Provision (benefit) for income taxes	(1,548)	(63)	(24)	85	127
Net income (loss) before management fees and overhead allocations	$(4,375)	$(112)	$(13,106)	$152	$126
Management fees and overhead allocations, net of tax	90	90	114	83	101
Net income (loss)	$(4,465)	$(202)	$(13,220)	$69	$25

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2009	2009	2009	2008	2008

CORPORATE SUPPORT AND OTHER
Income Statement
Total interest income	$199	$20	$23	$32	$29
Total interest expense	1,008	1,118	1,254	1,571	1,316
Net interest income	(809)	(1,098)	(1,231)	(1,539)	(1,287)
Provision for loan losses	424	—	—	—	—
Net interest income (loss) after provision	(1,233)	(1,098)	(1,231)	(1,539)	(1,287)
Noninterest income	(119)	760	(520)	69	52
Noninterest expense	9,821	8,331	9,444	8,698	6,791
Income (loss) before income taxes	(11,173)	(8,669)	(11,195)	(10,168)	(8,026)
Provision (benefit) for income taxes	(4,244)	(4,548)	(4,183)	(3,698)	(3,290)
Net income (loss) before management fees and overhead allocations	$(6,929)	$(4,121)	$(7,012)	$(6,470)	$(4,736)
Management fees and overhead allocations, net of tax	(5,426)	(3,311)	(5,368)	(4,923)	(3,994)
Net income (loss)	$(1,503)	$(810)	$(1,644)	$(1,547)	$(742)
Noncontrolling interest	—	(290)	498	(34)	(37)
Net income (loss) attributable to CoBiz Financial	$(1,503)	$(1,100)	$(1,146)	$(1,581)	$(779)

CONSOLIDATED
Income Statement
Total interest income	$32,102	$32,841	$33,534	$35,820	$36,052
Total interest expense	6,515	6,615	6,955	10,181	11,814
Net interest income	25,587	26,226	26,579	25,639	24,238
Provision for loan losses	20,262	35,249	33,747	23,444	5,335
Net interest income (loss) after provision	5,325	(9,023)	(7,168)	2,195	18,903
Noninterest income	6,979	8,035	6,121	7,055	9,422
Noninterest expense	35,966	24,273	57,328	23,632	21,703
Income (loss) before income taxes	(23,662)	(25,261)	(58,375)	(14,382)	6,622
Provision (benefit) for income taxes	(7,919)	(9,740)	(10,928)	(5,803)	2,422
Net income (loss) before management fees and overhead allocations	$(15,743)	$(15,521)	$(47,447)	$(8,579)	$4,200
Management fees and overhead allocations, net of tax	—	—	—	—	—
Net income (loss)	$(15,743)	$(15,521)	$(47,447)	$(8,579)	$4,200
Noncontrolling interest	—	(290)	498	(34)	(37)
Net income (loss) attributable to CoBiz Financial	$(15,743)	$(15,811)	$(46,949)	$(8,613)	$4,163

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands, except per share amounts)	2009	2009	2009	2008	2008
Interest income	$32,102	$32,841	$33,534	$35,820	$36,052
Interest expense	6,515	6,615	6,955	10,181	11,814
Net interest income before provision	25,587	26,226	26,579	25,639	24,238
Provision for loan losses	20,262	35,249	33,747	23,444	5,335
Net interest income (loss) after provision	5,325	(9,023)	(7,168)	2,195	18,903
Noninterest income:
Deposit service charges	$1,282	$1,248	$1,177	$1,111	$1,045
Investment advisory and trust income	1,292	1,308	1,224	1,413	1,517
Insurance income	3,019	2,795	3,384	3,594	3,743
Investment banking income	476	399	104	504	1,062
Other income	910	2,285	232	433	2,055
Total noninterest income	6,979	8,035	6,121	7,055	9,422
Noninterest expense:
Salaries and employee benefits	$13,350	$13,081	$13,836	$12,052	$13,383
Stock based compensation expense	313	411	409	489	393
Occupancy expenses, premises and equipment	3,320	3,288	3,274	3,417	3,274
Amortization of intangibles	169	169	169	169	166
Other operating expenses	5,426	5,632	4,584	4,070	3,390
Impairment of goodwill	12,463	—	33,697	—	—
Net loss on securities, other assets and OREO	925	1,692	1,359	3,435	1,097
Total noninterest expense	35,966	24,273	57,328	23,632	21,703
Income (loss) before income taxes	(23,662)	(25,261)	(58,375)	(14,382)	6,622
Provision (benefit) for income taxes	(7,919)	(9,740)	(10,928)	(5,803)	2,422
Net income (loss)	(15,743)	(15,521)	(47,447)	(8,579)	4,200
Net (income) loss attributable to noncontrolling interest	—	(290)	498	(34)	(37)
Net (income) loss attributable to CoBiz Financial	$(15,743)	$(15,811)	$(46,949)	$(8,613)	$4,163

Preferred stock dividends	(935)	(932)	(930)	(124)	—
Net income (loss) available to common shareholders	$(16,678)	$(16,743)	$(47,879)	$(8,737)	$4,163

Earnings (loss) per common share
Basic	$(0.50)	$(0.72)	$(2.07)	$(0.38)	$0.18
Diluted	$(0.50)	$(0.72)	$(2.07)	$(0.38)	$0.18

Weighted average shares outstanding (in thousands)
Basic	33,581	23,194	23,174	23,144	23,104
Diluted	33,581	23,194	23,174	23,144	23,232

Common shares outstanding at period end (in thousands)	36,694	23,460	23,421	23,375	23,361
Book value per common share	$4.70	$5.61	$6.04	$8.16	$8.33

PROFITABILITY MEASURES
Net Interest Margin	4.40%	4.38%	4.38%	4.15%	4.10%
Efficiency Ratio	69.33%	66.47%	67.09%	61.84%	61.28%
Return on Average Assets	(2.48)%	(2.46)%	(7.16)%	-1.28%	0.65%
Return on Average Shareholders’ Equity	(25.11)%	(30.77)%	(75.65)%	-16.78%	8.49%
Noninterest Income as a Percentage of Operating Revenues	21.43%	23.45%	18.72%	21.58%	27.99%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2009	2009	2009	2008	2008
PERIOD END BALANCES
Total Assets	$2,537,665	$2,540,833	$2,623,923	$2,684,275	$2,606,107
Loans	1,878,125	1,949,590	2,016,350	2,031,253	2,001,685
Loans held for sale	1,844	2,185	3,100	—	—
Goodwill and Intangible Assets	5,078	17,708	17,878	51,864	51,658
Deposits	1,933,418	1,758,635	1,676,482	1,639,031	1,737,262
Subordinated Debentures	93,150	93,150	93,150	93,150	92,550
Common Shareholders’ Equity	172,338	131,518	141,555	190,635	194,523
Total Shareholders’ Equity	234,080	193,132	203,049	252,099	194,523
Interest-Earning Assets	2,355,281	2,344,099	2,441,130	2,498,484	2,421,375
Interest-Bearing Liabilities	1,728,059	1,848,425	1,945,511	1,954,991	1,951,678

LOANS
Commercial	$579,524	$603,278	$630,567	$648,968	$621,128
Real estate - mortgage	980,345	1,009,960	1,039,957	1,017,444	982,084
Real estate - construction	223,856	237,663	250,767	266,928	305,819
Consumer	82,021	85,385	83,405	86,701	80,336
Other	12,379	13,304	11,654	11,212	12,318
Gross loans	1,878,125	1,949,590	2,016,350	2,031,253	2,001,685
Less allowance for loan losses	(81,499)	(75,256)	(63,361)	(42,851)	(27,703)
Net loans held for investment	1,796,626	1,874,334	1,952,989	1,988,402	1,973,982
Loans held for sale	1,844	2,185	3,100	—	—
Total net loans	$1,798,470	$1,876,519	$1,956,089	$1,988,402	$1,973,982

DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$583,877	$524,622	$520,605	$565,948	$528,272
Savings	9,952	9,432	9,560	9,274	10,617
Eurodollar	113,936	103,303	100,249	88,025	101,723
Certificates of deposits under $100,000	53,942	56,657	59,835	76,559	97,017
Certificates of deposits $100,000 and over	420,962	405,888	311,348	287,039	312,053
Reciprocal CDARS	191,211	117,408	108,961	91,844	125,951
Brokered deposits	35,367	65,972	113,800	66,611	122,093
Total interest-bearing deposits	1,409,247	1,283,282	1,224,358	1,185,300	1,297,726
Noninterest-bearing demand deposits	524,171	475,353	452,124	453,731	439,536
Customer repurchase agreements	125,662	118,958	129,195	133,478	140,264
Total deposits and customer repurchase agreements	$2,059,080	$1,877,593	$1,805,677	$1,772,509	$1,877,526

BALANCE SHEET AVERAGES
Average Assets	$2,518,393	$2,580,448	$2,658,588	$2,668,533	$2,548,811
Average Loans	1,920,384	2,012,342	2,025,349	2,025,859	1,967,742
Average Deposits	1,835,662	1,719,953	1,630,537	1,711,063	1,738,114
Average Subordinated Debentures	93,150	93,150	93,150	92,902	79,837
Average Shareholders’ Equity	248,781	206,127	251,706	204,222	195,124
Average Interest-Earning Assets	2,322,410	2,419,408	2,475,708	2,479,183	2,374,202
Average Interest-Bearing Liabilities	1,741,117	1,894,779	1,947,119	1,998,161	1,900,532

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest	$3,949	$35	$522	$1,292	$1,650
Nonaccrual loans	71,785	67,394	43,121	39,786	22,254
Total nonperforming loans	$75,734	$67,429	$43,643	$41,078	$23,904
OREO and Repossessed Assets	22,452	26,461	8,879	5,941	7,008
Total nonperforming assets	$98,186	$93,890	$52,522	$47,019	$30,912

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	3.87%	3.70%	2.00%	1.75%	1.19%
Nonperforming Loans to Total Loans	4.03%	3.45%	2.16%	2.02%	1.19%
Nonperforming Loans and OREO to Total Loans and OREO	5.16%	4.75%	2.59%	2.31%	1.54%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)	4.35%	3.87%	3.16%	2.12%	1.40%
Allowance for Loan and Credit Losses to Nonperforming Loans	107.86%	111.99%	146.12%	104.95%	116.98%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	For the three months ended September 30,
		2009			2008
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$14,259	$27	0.74%	$7,435	$55	2.89%
Investment securities	462,761	5,741	4.96%	425,965	5,571	5.23%
Loans	1,920,384	26,507	5.40%	1,967,742	30,632	6.09%
Allowance for loan losses	(74,994)			(26,940)
Total interest-earning assets	$2,322,410	$32,275	5.29%	$2,374,202	$36,258	5.93%
Noninterest-earning assets
Cash and due from banks	43,201			43,038
Other	152,782			131,571
Total assets	$2,518,393			$2,548,811

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$548,706	$1,516	1.10%	$610,777	$2,771	1.80%
Savings	9,455	12	0.50%	10,358	29	1.11%
Eurodollar	114,388	355	1.21%	120,725	572	1.85%
Certificates of deposit
Brokered under $100,000	48,063	154	1.27%	102,624	780	3.02%
Reciprocal	131,212	480	1.45%	49,050	266	2.16%
Under $100,000	55,826	341	2.42%	90,120	782	3.45%
$100,000 and over	418,675	2,224	2.11%	321,325	2,646	3.28%
Total interest-bearing deposits	$1,326,325	$5,082	1.38%	$1,304,979	$7,846	2.30%
Other borrowings
Securities sold under agreements to repurchase	121,466	277	0.89%	151,276	608	1.57%
Other short-term borrowings	200,176	127	0.25%	364,440	2,217	2.38%
Long term-debt	93,150	1,029	4.32%	79,837	1,143	5.60%
Total interest-bearing liabilities	$1,741,117	$6,515	1.37%	$1,900,532	$11,814	2.40%
Noninterest-bearing demand accounts	509,337			433,135
Total deposits and interest-bearing liabilities	2,250,454			2,333,667
Other noninterest-bearing liabilities	17,922			20,020
Total liabilities	2,268,376			2,353,687
Total equity	250,017			195,124
Total liabilities and equity	$2,518,393			$2,548,811
Net interest income		$25,760			$24,444
Net interest spread			3.92%			3.53%
Net interest margin			4.40%			4.10%
Ratio of average interest-earning assets to average interest-bearing liabilities	133.39%			124.92%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

	For the nine months ended September 30,
		2009			2008
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$7,828	$75	1.26%	$8,500	$221	3.42%
Investment securities	474,434	18,160	5.10%	411,181	16,044	5.20%
Loans	1,985,641	80,786	5.37%	1,917,487	93,340	6.40%
Allowance for loan losses	(62,622)			(24,080)
Total interest earning-assets	$2,405,281	$99,021	5.30%	$2,313,088	$109,605	6.17%
Noninterest-earning assets
Cash and due from banks	38,075			42,450
Other	141,822			127,819
Total assets	$2,585,178			$2,483,357

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$533,555	$4,513	1.13%	$654,270	$10,368	2.12%
Savings	9,642	35	0.49%	10,854	112	1.38%
Eurodollar	103,318	993	1.27%	107,295	1,737	2.13%
Certificates of deposits
Brokered under $100,000	38,456	340	1.18%	101,964	3,124	4.08%
Reciprocal	116,473	1,251	1.44%	26,098	533	2.73%
Under $100,000	63,796	1,285	2.69%	96,331	2,907	4.03%
$100,000 and over	394,274	6,606	2.24%	326,481	9,217	3.77%
Total interest-bearing deposits	$1,259,514	$15,023	1.46%	$1,323,293	$27,998	2.77%
Other borrowings
Securities sold under agreements to repurchase	121,523	808	0.88%	152,096	2,230	1.93%
Other short-term borrowings	386,063	866	0.30%	288,662	5,789	2.63%
Long-term debt	93,150	3,388	4.80%	74,742	3,359	5.90%
Total interest-bearing liabilities	$1,860,250	$20,085	1.35%	$1,838,793	$39,376	2.81%
Noninterest-bearing demand accounts	469,953			431,382
Total deposits and interest-bearing liabilities	2,330,203			2,270,175
Other noninterest-bearing liabilities	17,942			18,292
Total liabilities and preferred securities	2,348,145			2,288,467
Total equity	237,033			194,890
Total liabilities and equity	$2,585,178			$2,483,357
Net interest income		$78,936			$70,229
Net interest spread			3.95%			3.37%
Net interest margin			4.39%			4.06%
Ratio of average interest-earning assets to average interest-bearing liabilities	129.30%			125.79%

CoBiz Financial Inc.

September 30, 2009

(unaudited)

Reconciliation of Non-GAAP Measures to GAAP

The Company believes these Non-GAAP measurements are useful to obtain an understanding of the operating results of the Company’s core business and reflects the basis on which management internally reviews financial performance and capital adequacy. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies.

The following table reflects adjustments to net income and earnings per share, as reported, to exclude the effects of goodwill impairment.

Three months ended September 30,
2009

Net (loss) as reported - GAAP	$(15,743)
Effect of excluding:
Goodwill impairment	12,463
Provision (benefit) for income taxes	(3,457)

Net loss, excluding goodwill - Non-GAAP	$(6,737)

Earnings (loss) per common share - GAAP	$(0.50)
Effect of excluding goodwill impairment charge	0.27
Earnings (loss) per common share, excluding goodwill - Non-GAAP	$(0.23)

The following table includes Non-GAAP financial measurements related to tangible equity, tangible common equity and tangible assets.  These items have been adjusted to exclude goodwill, intangible assets and preferred stock.

	September 30, 2009	June 30, 2009

Total shareholders’ equity as reported - GAAP	$234,080	$193,132
Goodwill and intangible assets	(5,078)	(17,708)

Tangible equity - Non-GAAP	$229,002	$175,424
Preferred stock	(61,742)	(61,614)

Tangible common equity - Non-GAAP	$167,260	$113,810

Total assets as reported - GAAP	$2,537,665	$2,540,833
Goodwill and intangible assets	(5,078)	(17,708)

Total tangible assets - Non-GAAP	$2,532,587	$2,523,125

Shareholders’ equity to assets as reported - GAAP	9.22%	7.60%
Tangible equity to tangible assets - Non-GAAP	9.04%	6.95%
Tangible common equity to tangible assets - Non-GAAP	6.60%	4.51%